Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of The Brink’s Company on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of The Brink’s Company and NCR Atleos Corporation, which is part of the Registration Statement, of our written opinion, dated February 26, 2026, appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Brink’s Financial Advisor”, “Risk Factors—Risks Relating to the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Brink’s Reasons for the Mergers; Recommendation of the Brink’s Board”, “The Mergers—Opinion of Brink’s Financial Advisor” and “The Mergers—Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Billie Sterrett
Name:	Billie Sterrett
Title:	Vice President, Mergers & Acquisitions

April 29, 2026